Exhibit 5.2

4 March 2014

To:	Mallinckrodt plc

Damastown, Mulhuddart

Dublin 15

Ireland

Re:	Mallinckrodt public limited company (the “Company”) incorporated in Ireland under registered number 522227.

Dear Sirs,

1.	Basis of Opinion

Introduction

1.1	We act as solicitors in Ireland for the Company. We have been requested to furnish this Opinion in connection with the filing by Mallinckrodt International Finance S.A., a Luxembourg public limited liability company (société anonyme), of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (USA) with respect to the registration of an offer to exchange (the “Exchange Offer”) (i) US$300,000,000 aggregate principal amount of new 3.500% senior notes due 2018 (the “2018 Exchange Notes”) for all outstanding US$300,000,000 aggregate principal amount of 3.500% senior notes due 2018 originally issued on 11 April 2013 (the “2018 Initial Notes”), and (ii) US$600,000,000 aggregate principal amount of new 4.750% senior notes due 2023 (the “2023 Exchange Notes”, and together with the 2018 Exchange Notes, the “Exchange Notes”) for all outstanding US$600,000,000 aggregate principal amount of 4.750% senior notes due 2023 originally issued on 11 April 2013 (the “2023 Initial Notes”, and together with the 2018 Initial Notes, the “Initial Notes”), fully and unconditionally guaranteed on an unsecured basis by the Company. The Exchange Notes will be issued under the Indenture (as defined in Schedule 1 hereto). This Opinion is issued in connection with the foregoing and in connection with the entry into of the Transaction Documents (as defined in Schedule 1 hereto) by the Company (the “Transaction”).

1.2	This Opinion is given on the basis that our client is the Company. For the purposes of giving this Opinion, we have taken instructions solely from our client.

1.3	This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof.

1.4	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter; and

(b)	the Transaction Documents and the Searches (see paragraph 1.8 below),

and is subject to the assumptions and qualifications set out below. In giving this opinion, we have reviewed a Certificate (as defined in Schedule 1 hereto) and the Searches (see paragraph 1.8 below) and any other materials necessary and appropriate for the issuance of this Opinion.

1.5	No opinion is expressed as to the taxation consequences of the Transaction Documents or the Transaction.

1.6	For the purposes of giving this Opinion, we have examined copies sent to us by email in pdf or other electronic format of the Transaction Documents.

1.7	All words and phrases defined in the Transaction Documents and not defined herein shall have the same meanings herein as are respectively assigned to them in the Transaction Documents. References in this Opinion to:

(a)	the “1963 Act” means the Companies Act 1963 of Ireland as amended and references to the “1990 Act” means the Companies Act 1990 of Ireland as amended;

(b)	the “Companies Acts” means the Companies Acts 1963 to 2005, Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006, the Companies (Amendment) Act 2009, the Companies (Miscellaneous Provisions) Act 2009 and the Companies (Amendment) Act 2012, all statutory instruments which are to be read as one with, or construed or read together with or as one with, one another and every statutory modification and re-enactment thereof for the time being in force;

(c)	the “CRO” means the Irish Companies Registration Office;

(d)	“Ireland” means Ireland exclusive of Northern Ireland; and

(e)	“Searches” means the searches listed in paragraph 1.8.

1.8	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on 4 March 2014:

(a)	on the file of the Company maintained by the Registrar of Companies in the CRO for mortgages, debentures, or similar charges or notices thereof and the appointment of any examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search;

(c)	in the Central Office of the High Court of Dublin for any petitions filed in the two years immediately preceding the date of the search; and

(d)	on the register of persons disqualified or restricted from acting as directors of companies incorporated in Ireland, which is maintained by the Registrar of Companies, against the names of the current directors of the Company as identified in the search results referred to at sub-paragraph (a) above.

1.9	This Opinion is governed by and to be construed in accordance with the laws of Ireland (as interpreted by the courts of Ireland at the date hereof) and any addressee of this Opinion agrees for our benefit that the courts of Ireland shall have exclusive jurisdiction to settle any dispute arising out of, or in connection with this Opinion. This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise you of any change in law or change in interpretation of law which may occur after the date of this Opinion.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion, we are of the opinion that:

2.1	The Company is a public limited company and is duly incorporated and validly existing under the laws of Ireland.

2.2	The Company has the necessary corporate power and authority under its Memorandum and Articles of Association to execute and deliver the Transaction Documents and to perform its obligations thereunder in accordance with the terms of those documents.

2.3	The execution and delivery of the Transaction Documents and the performance by the Company of its obligations thereunder does not contravene:

(a)	any law of Ireland applicable to the Company; or

(b)	the Memorandum and Articles of Association of the Company.

2.4	All necessary corporate action required on the part of the Company to authorise the execution and delivery of the Transaction Documents and the performance by the Company of its obligations thereunder has been taken.

2.5	The Transaction Documents have been duly executed by the Company.

3.	Assumptions

For the purpose of giving this Opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Authenticity and bona fides

3.1	The truth, completeness, accuracy and authenticity of all copy letters, resolutions, certificates, permissions, minutes, authorisations and all other documents of any kind submitted to us as originals or copies of originals, and (in the case of copies) conformity to the originals of copy documents, the genuineness of all signatures, stamps and seals thereon, that any signatures are the signatures of the persons who they purport to be and that each original was executed in the manner appearing on the copy.

3.2	That the Transaction Documents have been executed in a form and content having no material difference to the final drafts provided to us and have been delivered by the parties thereto and are not subject to any escrow arrangements.

3.3	That the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held and all formalities were duly observed, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout, that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect and the Transaction documents have not been amended subsequent to their date of execution (save as otherwise noted within the descriptions of the Transaction Documents in Schedule 1 hereto).

3.4	That each director of the Company has disclosed any interest which he may have in the Transaction in accordance with the provisions of the Companies Acts and the Articles of Association of the Company and none of the directors of the Company has any interest in the Transaction except to the extent permitted by the Articles of Association of the Company.

3.5	The absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the parties to the Transaction Documents and their respective officers, employees, agents and (with the exception of Arthur Cox) advisers.

3.6	That, based only on the searches referred to in paragraph 1.8(d), no person who has been appointed or acts in any way, whether directly or indirectly, as a director or secretary of, or who has been concerned in or taken part in the promotion of, the Company has been the subject of a declaration under Section 150 of the 1990 Act (as amended).

Accuracy of Searches and the Certificate

3.7	The accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search been altered. In this connection, it should be noted that (a) the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for, (b) the position reflected by the Searches may not be fully up-to-date, (c) the Searches will not provide any information as to the solvency of the Company and/or its ability to pay its debts in full as they fall due including as a consequence of entering into any Transaction Document, and for the purposes of this Opinion we assume therefore that the Company is solvent before and will not become insolvent as a consequence of entering into the Transaction Documents, and (d) searches at the CRO do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company or its assets.

3.8	The truth, completeness and accuracy of all representations and statements as to factual matters contained in the Certificate (as defined in Schedule 1 hereto) at the time they were made and at all times thereafter.

Commercial Benefit

3.9	That the Transaction Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.

Authority, Capacity and Execution

3.10	That no party to the Transaction Documents is a “consumer” for the purposes of Irish law or a “personal consumer” for the purposes of the Central Bank of Ireland’s Consumer Protection Code 2012, that the parties to the Transaction Documents (other than the Company to the extent opined on herein) are duly incorporated and validly in existence and that they and their respective signatories have the appropriate capacity, power and authority to execute the Transaction Documents to which they are a party, to exercise and perform their rights and respective obligations thereunder and to render those Transaction Documents and all obligations thereunder legal, valid, binding and enforceable on them, and that each party to the Transaction Documents (other than the Company to the extent opined on herein) has taken all necessary corporate action and other steps to execute, deliver, exercise and perform the Transaction Documents to which it is a party and the rights and obligations set out therein.

Financial Assistance and Connected Transactions.

3.11	The Company is not by entering into the Transaction Documents or performing its obligations thereunder, providing financial assistance in connection with a purchase of or subscription for its shares or those of its holding company which would be prohibited by Section 60 of the 1963 Act.

3.12	That none of the transactions contemplated by the Transaction Documents are prohibited by virtue of Section 31 of the 1990 Act, which prohibits certain transactions between companies and its directors or persons connected with its directors.

4.	Qualifications

The Opinions set out herein are subject to the following reservations:

General Matters

4.1	We express no opinion as to whether the Transaction Documents breach any other agreement or instrument.

4.2	A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Transaction Documents have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

4.3	No opinion is expressed on the irrevocability of any power of attorney under the Transaction Documents.

4.4	No opinion is expressed on any deed of assignment, transfer, accession or similar document executed after the date of this opinion in relation to any of the rights and obligations contained in the Transaction Documents.

4.5	No opinion is expressed on any deed or agreement envisaged by the Transaction Documents to be entered at a future date or any future action taken by a party under the Transaction Documents.

Execution of Documents

4.6	We note the decision in the English case of R (on the application of Mercury Tax Ltd) v. Revenue and Customs Commissioners [2008] EWHC 2721. Although this decision will not be binding on the courts of Ireland it will be considered as persuasive authority. One of the decisions in that case would appear to indicate that a previously executed signature page from one document may not be transferred to another document, even where the documents in question are simply updated versions of the same document. Our Opinion is qualified by reference to the above referenced decision.

Guarantees

4.7	The provision by a company of a guarantee or indemnity or any equivalent covenant to pay the debts of another person could be construed by the courts of Ireland as constituting the carrying on of an assurance business, particularly if the relevant company receives payment in consideration of the provision of that guarantee or indemnity. In addition, it is an offence for a person to carry on an assurance business in Ireland without a licence, although following the repeal of Section 9 of the Insurance Act 1936 (as amended) it seems that a guarantee and/or indemnity given by a person who does not possess a licence would still be enforceable. We are of the view that it is unlikely that the courts of Ireland would consider the giving of the guarantee and indemnity by the Company pursuant to the Transaction Documents as constituting the carrying on of assurance business. We also note that the courts of Ireland have considered the giving of guarantees by group companies in the context of borrowings by another group company and have held that the directors of the guarantor may have regard to the interests of the group as a whole when deciding if it is to the commercial benefit of the guarantor to issue the guarantee. By implication, it would not be unreasonable to assume that the courts of Ireland do not consider the giving of a guarantee and indemnity in respect of another group company’s obligations as constituting the carrying on of assurance business. It should be noted that there has been UK caselaw to the effect that an isolated transaction could amount to carrying on business however, there has been contrasting caselaw in Ireland whereby it has been held that business “presupposes some sort of continuation of activity as contrasted with one or two isolated transactions”.

Sanctions

4.8	If a party to any Transaction Document or to any transfer of, or payment in respect of, the Transaction Documents is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Union or Irish sanctions or sanctions under the Treaty on the Functioning of the European Union, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the relevant Transaction Documents or in respect of the relevant transfer or payment may be unenforceable or void.

Disclosure

4.9	This Opinion is addressed to you in connection with the registration of the Exchange Notes with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under section 7 of the Securities Act.

Yours faithfully,

/s/ ARTHUR COX ARTHUR COX

SCHEDULE 1

DOCUMENTS

1.	Second Supplemental Indenture dated 7 February 2014 and Supplemental Indenture dated 28 June 2013 between, among others, Mallinckrodt International Finance S.A. (as issuer) (the “Issuer”), the Company (as guarantor) and Deutsche Bank National Trust Limited (as trustee) (the “Supplemental Indentures”) which Supplemental Indentures are supplemental to the Indenture dated 11 April 2013 between, among others, Mallinckrodt International Finance S.A. (as issuer), Covidien International Finance S.A. (as guarantor) (“CIFSA”) and Deutsche Bank National Trust (as trustee) (together the “Indenture”) which Indenture provided for the guarantee by CIFSA, and upon the satisfaction of certain conditions set out in the Indenture (including execution of the Supplemental Indenture) which conditions have since been satisfied, by the Company (as guarantor in place of CIFSA) of the US$300,000,000 aggregate principal amount of 3.500% senior unsecured notes due 2018 and US$600,000,000 aggregate principal amount of 4.750% senior unsecured notes due 2023 issued by the Issuer.

2.	Joinder Agreement by the Company dated 28 June 2013 (the “Joinder Agreement”).

3.	Registration Statement (as defined in paragraph 1.1 above).

4.	A certificate of the Assistant Secretary of the Company dated 4 March 2014 (the “Certificate”) attaching copies of:

(a)	the Company’s certificate of incorporation;

(b)	the Company’s memorandum and articles of association;

(c)	extracts of resolutions of the board of directors of the Company adopted at a meeting of the board held on 9 March 2013.

The documents at 1 to 3 above are collectively referred to in this Opinion as the “Transaction Documents”.